EXHIBIT 5.1

December 5, 2025	WINTHROP & WEINSTINE, P.A. Direct Dial: (612) 604-6400 Direct Fax: (612) 604-6800 info@winthrop.com

DRAFT OPINION - SUBJECT TO OPINION COMMITTEE REVIEW

Park Dental Partners, Inc.

2200 County Road C West, Suite 2210

Roseville, Minnesota 55113

RE: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Park Dental Partners, Inc, a Minnesota corporation (the “Registrant”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended from time to time, relating to the offering of to register shares of common stock, par value $0.0001 per share (“Common Stock”), issuable pursuant to the following benefit plans of the Company: (i) the Park Dental Partners, Inc. 2023 Equity Incentive Plan (as amended and restated, the “Equity Incentive Plan”); (ii) the Park Dental Partners, Inc. 2023 Restricted Stock Plan, which plan was terminated as to future awards effective April 23, 2025 (the “Restricted Stock Plan”); and (iii) the Park Dental Partners, Inc. Employee Stock Purchase Plan (the “ESPP,” and, together with the Equity Incentive Plan and the Restricted Stock Plan, the “Plans”). The maximum number of shares of Common Stock to be registered on the Registration Statement consists of the aggregate of the following, in each case subject to adjustment as provided in the applicable Plan: (a) 929,640 shares of Common Stock reserved and available for issuance under the Equity Incentive Plan, subject to adjustment as discussed above, plus any shares subject to outstanding awards under the Equity Incentive Plan that, after the date hereof, are forfeited, cancelled, or otherwise terminate or expire without being exercised, settled or issued; (b) 3,234,148 shares of Common Stock issuable under the Restricted Stock Plan prior to its termination on April 23, 2025; and (c) 250,000 shares of Common Stock reserved for issuance under the ESPP. The Equity Incentive Plan was approved by the Company’s board of directors (the “Board of Directors”) on July 30, 2025, the Restricted Stock Plan was approved by the Board of Directors on September 27, 2023, and the ESPP was approved by the Company on July 30, 2025 and the Company’s shareholders on August 15, 2025.

We have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as I have deemed necessary or appropriate in connection with this opinion.

In addition to such examination, we have reviewed such other proceedings, documents and records and have ascertained or verified such additional facts as we deem necessary or appropriate for purposes of this opinion. I have also assumed that all of the shares will be issued for the consideration permitted under the Plans as currently in effect. Based upon the foregoing, we are of the opinion that:

1. The Registrant is duly incorporated and validly existing as a corporation under the laws of the State of Minnesota.

2. All necessary corporate proceedings have been taken to authorize the issuance of the shares being registered under the Registration Statement.

Park Dental Partners, Inc.

December 5, 2025

3. The shares covered by this Registration Statement, when issued in accordance with proper corporate authorizations, will be validly issued, fully paid, and nonassessable.

We are authorized to the practice of law in the State of Minnesota and the foregoing opinions are limited to the laws of that state and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendment thereto, although we do not thereby concede that our firm is within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder. Except as otherwise provided herein, this opinion is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission.

Very truly yours,

WINTHROP & WEINSTINE, P.A.

/s/ WINTHROP & WEINSTINE, P.A.